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                                                                    EXHIBIT 99.0


N E W S   R E L E A S E

DATE:             OCTOBER 30, 2003

LOCATION:         ATLANTA, GEORGIA

SUBJECT:          HAVERTY FURNITURE
                  RAWSON HAVERTY, SR. STEPS DOWN AS DIRECTOR,
                  TWO NEW DIRECTORS NAMED, OFFICER PROMOTED,
                  AND BOARD DECLARES INCREASE IN
                  4TH QUARTER CASH DIVIDEND


ATLANTA, GEORGIA, OCTOBER 30, 2003 - At the quarterly meeting of the Board of Directors of HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) held today, Rawson Haverty, Sr. stepped down as a director of the Company. Mr. Haverty, 83, will remain Chairman Emeritus after serving on the Company's Board of Directors since 1947.

The Board named Alfredo Trujillo and Ben M. Haverty as new directors.

Al Trujillo is president and chief executive officer of Recall Corporation, a global information management company. Prior to his appointment as CEO, he was president for Recall Americas and began his career at Recall in 1997 with Recall Australasia. Before joining Recall, Mr. Trujillo worked for Brambles Atlantic Waste Disposal and American NuKem, waste management and treatment companies. He started his career as a program engineer on a rocket development project for Lockheed Missiles and Space Company. Mr. Trujillo is an advisory board member to the College of Engineering at Georgia Tech and serves as a trustee on the Georgia Tech Alumni Association Board.

Ben Haverty is regional manager of the Company's Georgia operations. He has over twenty years of experience with the Company both in the corporate office and in store operations. Before his current appointment in 1996, Mr. Haverty had served as vice president of marketing programs and assistant vice president of merchandising. His store operations experience includes serving as western regional manager and general manager of the Winston-Salem operations. Mr. Haverty currently serves as a director of the Community Economic Development.

The Board also announced the promotion of Steven G. Burdette, to senior vice president, operations. Mr. Burdette was appointed vice president, operations, in 2002. He was named vice president, merchandising, in 1994 and assistant vice president, merchandising, in 1993. He has served in local store operations and has over 20 years of experience with the Company.

                                                                        more....


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NEWS RELEASE - October 30, 2003
HAVERTY FURNITURE COMPANIES, INC.


The directors also declared an increased cash dividend to be paid on the two classes of $1 par value common stock of the Company, payable Wednesday, November 26, 2003, to stockholders of record at the close of business on Wednesday, November 12, 2003, at a rate of 6 1/4 per share on the outstanding shares of Common Stock (Cusip #419596101) and 5-3/4 per share on the outstanding shares of Class A Common Stock (Cusip #419596200).

The cash dividends declared today represent an increase of 1/2 per share, or 8.7% on the Common Stock and 9.5% on the Class A Common Stock compared to the previous quarter's dividend. Haverty Furniture Companies, Inc. has paid a quarterly cash dividend since 1935 and has increased the cash dividend paid to stockholders in each of the past 28 years.

Havertys is a full-service home furnishings retailer with 112 showrooms in 14 southern and central states providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.




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Contact for Information:                Jenny H. Parker
                                        Vice President,
                                        Secretary and Treasurer
                                        (404) 443-2900


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